Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2013 SECOND QUARTER RESULTS

•	Second quarter earnings of $6,249,000, or $0.28 per diluted common share, increased 6% from the 2012 second quarter

•	Managed assets were $1.256 billion, an all time high, including $767 million at Medallion Bank

•	No taxi medallion loan was more than 90 days past due

•	Net interest margin was 6.29% on a combined basis

•	New NYC medallion auction anticipated in the 4th quarter of this year

•	Quarterly dividend of $0.22 per share declared

NEW YORK, NY – August 5, 2013 – Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations were $6,249,000 or $0.28 per diluted common share in the 2013 second quarter, compared to $5,917,000 or $0.30 per diluted common share in the 2012 second quarter, an increase of $332,000 or 6%. For the six months, earnings, or net increase in net assets resulting from operations were $12,721,000 or $0.58 per diluted common share, compared with $11,382,000 or $0.61 in the same 2012 period, an increase of $1,339,000 or 12%.

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Medallion Financial Announces 2013 Second Quarter Results p. 2

Medallion Financial’s net interest margin was 4.76% for the 2013 second quarter, compared to 4.77% in the second quarter of 2012, primarily reflecting our reduced cost of funds from funding sources that have been favorably repriced. For the first six months, Medallion’s net interest margin was 5.13%, compared with 4.47% in the 2012 period.

On a combined basis with Medallion Bank, the net interest margin was 6.29% in the quarter, compared to 6.32% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Net interest margin was 6.32% and 6.18% on a combined basis with the Bank for the comparable six month periods.

Net investment income after taxes in the 2013 second quarter was $1,742,000 or $0.08 per share , down $51,000 or 3%, from the $1,793,000 or $0.09 per share posted in the 2012 second quarter. Net investment income after income taxes was $4,205,000 or $0.19 in 2013’s first six months, up $802,000 or 24% from $3,403,000 or $0.18 in the 2012 six month period.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the 2013 second quarter and year-to-date results, which were among the highest in the Company’s history. Also, we are pleased to announce that we will again be paying a dividend of $0.22 per share, the highest it has been in 12 years. Over the last 10 years we have given our shareholders an annual return including dividends of approximately 25% per year. We are proud to have performed so well, and we feel confident in our future.

“With the apparent resolution of the new medallion auction litigation in New York City, we are looking forward to opportunities to invest in and lend to purchasers of the 2,000 medallions expected to be issued over time, including as many as 400 before the end of this year ,” said Mr. Murstein. “The taxi industry remains extremely strong in New York and in all of the markets we service as does our medallion loan portfolio which has a loan-to-value ratio under 40%.

“We have always done extremely well at new medallion auctions, and while there can be no guarantee, we anticipate many new business opportunities again this time around. As has been the case over the last 80 years, Medallion Financial is in the taxi business to stay and we are focused on being the market leader.”

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, solid credit performance by the portfolio, strong capital levels, abundant liquidity, and an experienced management team.

“On a combined basis with Medallion Bank, loans 90 days or more past due remain at exceptionally low levels, only 0.4%, compared to the same 0.4% at year end, and to 1.1% a year ago. Medallion’s capital and liquidity levels remained strong with deposit-raising capacity at Medallion Bank and capacity in the Company’s other funding sources. Medallion’s debt to equity ratio was only 1.53 to 1, providing plenty of room for increasing our leverage and growing our businesses down the road.

“We have continued to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds by 83 basis points from the year ago quarter” said Mr. Hall. “We see additional opportunities to continue this as rates remain near historic lows.

“We have about $38,000,000 of SBA debentures which carry higher than market rates, and can likely be refinanced to current lower levels, subject to SBA approval, which if it occurs, should be accretive to subsequent earnings.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio was $294,000,000 at quarter end, up from $278,000,000 a year ago. Total managed medallion loans decreased $11,000,000 or 2% to $662,000,000 at quarter end, down from $673,000,000 a year ago, primarily reflecting loan pay downs.

Medallion Financial’s on-balance sheet commercial loan portfolio was $59,000,000 at quarter end, up $5,000,000 or 9% from $54,000,000 a year ago, primarily reflecting growth in the commercial secured and high-yield mezzanine loan portfolios. The managed commercial loan portfolio was $109,000,000 at quarter end, down $6,000,000 or 5% from $115,000,000 last year, primarily reflecting decreases and reserve increases in the asset-based loan portfolio at Medallion Bank.

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Medallion Financial Announces 2013 Second Quarter Results p. 3

Medallion Bank’s consumer loan portfolio increased $80,000,000 or 36% to $307,000,000 at quarter end from $227,000,000 a year ago. Overall total managed assets increased $96,000,000 or 8% to $1,256,000,000 at quarter end, up from $1,160,000,000 a year ago.

The Company also announced a dividend of $0.22 per share for the 2013 second quarter, up from $0.21 per share in the 2012 second quarter. This brings the total dividends paid over the last four quarters to $0.87, up 7% from $0.81 in the prior four quarters, and equates to a yield of 6% based on the closing price of the Company’s stock on July 31, 2013. The current dividend will be paid on August 23, 2013 to shareholders of record on August 16, 2013. Since the Company’s initial public offering in 1996, the Company has paid in excess of $195,000,000 or $11.89 per share in dividends.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company. Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2012 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Total investment income	$7,543	$8,064	$15,789	$15,927
Total interest expense	2,121	2,908	4,187	6,155

Net interest income	5,422	5,156	11,602	9,772

Total noninterest income	327	342	623	677

Salaries and benefits	2,345	2,287	4,896	4,337
Professional fees	897	437	1,397	749
Occupancy expense	191	209	391	421
Other operating expenses	574	772	1,336	1,539

Total operating expenses	4,007	3,705	8,020	7,046

Net investment income before income taxes	1,742	1,793	4,205	3,403
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	1,742	1,793	4,205	3,403

Net realized gains on investments	4	323	81	265

Net change in unrealized appreciation on investments	3,565	1,834	6,529	3,847
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	938	1,967	1,906	3,867

Net unrealized appreciation on investments	4,503	3,801	8,435	7,714

Net realized/unrealized gains on investments	4,507	4,124	8,516	7,979

Net increase in net assets resulting from operations	$6,249	$5,917	$12,721	$11,382

Net investment income after income taxes per common share
Basic	$0.08	$0.09	$0.20	$0.18
Diluted	0.08	0.09	0.19	0.18

Net increase in net assets resulting from operations per common share
Basic	$0.29	$0.31	$0.59	$0.62
Diluted	0.28	0.30	0.58	0.61

Dividends declared per share	$0.22	$0.21	$0.44	$0.42

Weighted average common shares outstanding
Basic	21,633,656	19,353,031	21,527,912	18,505,127
Diluted	22,018,060	19,570,383	21,890,556	18,753,671

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	June 30, 2013	December 31, 2012
Assets
Medallion loans, at fair value	$294,029	$294,388
Commercial loans, at fair value	59,229	56,919
Investment in Medallion Bank and other controlled subsidiaries, at fair value	100,343	99,083
Equity investments, at fair value	6,739	4,620
Investment securities, at fair value	—	—

Net investments	460,340	455,010

Cash and cash equivalents	41,458	26,875
Accrued interest receivable	955	957
Fixed assets, net	595	601
Goodwill, net	5,069	5,069
Other assets, net	63,329	54,953

Total assets	$571,746	$543,465

Liabilities
Accounts payable and accrued expenses	$4,557	$3,144
Accrued interest payable	1,149	1,233
Funds borrowed	342,698	322,770

Total liabilities	348,404	327,147

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	223,342	216,318

Total liabilities and shareholders’ equity	$571,746	$543,465

Number of common shares outstanding	21,968,483	21,651,204
Net asset value per share	$10.17	$9.99

Total managed loans	$1,078,630	$1,060,693
Total managed assets	1,255,849	1,219,224